Exhibit 10.69

EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) between Blue Earth, Inc., a Nevada corporation (the “Company”) and Brett Woodard (the “Executive”), dated as of this 21st day of April, 2014 (the “Effective Date”).  This Agreement shall amend and restate in full, ab initio, the Employment Agreement, dated as of May 16, 2013, by and between the Company and the Executive (the “Original Agreement”), to memorialize and clarify the parties’ understanding when the Original Agreement was entered into and to correct certain errors in the Original Agreement.

RECITALS

A.

The Company desires to employ Executive as the Chief Financial Officer of the Company and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement;

B.

When the Original Agreement was entered into, various preliminary internal working documents used for negotiations in connection with the Company’s acquisition of IPS Engineering, Inc. were erroneously included as part of the Original Agreement.  Accordingly, this Agreement sets forth the actual agreement and understanding between the Company and the Executive as the Original Agreement contained information which would be false and misleading if disclosed as of the date of this Agreement; and this Agreement shall replace the Original Agreement in its entirety; and

C.  References to the Company throughout this Agreement shall include the Company and all of its affiliates.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties agree as follows:

1.  Term.  The term of employment of the Executive by the Company hereunder shall be for a period commencing as of May 16th, 2013 (the "Effective Date") and ending on May 15th, 2018 (the date on which this Agreement shall expire, as such date may be extended in accordance with the terms of this Section 1 is hereinafter referred to as the "Expiration Date").  Subject to the terms of Section 6, unless the Executive or the Company gives written notice to the other party of its desire to terminate this Agreement in accordance with Section 5 before the Expiration Date, commencing on May 15th, 2018 (the "Termination Notification Date"), this Agreement will be automatically extended for further period(s) of one year from the then current Expiration Date (the "Extended Period") on the same terms and conditions as herein set forth.  Except when the contrary is indicated, the phrase "the term of this Agreement" or the “Term” shall henceforth be deemed to include the Extended Period.

2.  Engagement of Executive.  The Company agrees to employ the Executive and the Executive accepts employment as Chief Financial Officer of the Company.

3.  Duties and Powers.  During the Term, the Executive will serve in the position described in Section 2 above and will have such responsibilities, duties and authorities (as further set forth in the attached position description)  and will render such services of an executive and administrative character not inconsistent with those normally given to an executive of a public corporation, all in accordance with the terms and conditions of this Agreement and the business plan and capital budgets of the Company to be developed by the Executive and the Board and to be approved by the Board from time to time. Executive shall devote Executive's best efforts, energies and abilities, and skill and attention to the business and affairs of the Company and its affiliates. Executive shall perform the duties and carry out the responsibilities assigned to the Executive to the best of the Executive's ability, in a diligent, trustworthy, businesslike and efficient manner for the purpose of advancing the business of the Company and its affiliates and shall adhere to any and all of the employment policies of the Company that will be created. Executive agrees that during the Employment Period Executive will not engage in any other business activity or have any business pursuits or interests which interfere or conflict with the performance of Executive's duties hereunder, provided, that nothing in this Section 3 shall be deemed to prohibit Executive from: (i) serving as a director or officer or both of such not-for-profit corporations as he may desire, joining and participating in such committees for community or national affairs as he may select and joining and serving on business corporation boards of directors or as an officer or both and engaging in other activities; or (ii) investing in stock or any corporation listed on a national securities exchange or traded in the over-the-counter market, but only if Executive  and its associates (as such term is defined in Regulation 14A promulgated under the Exchange Act), and the Executive's affiliates collectively do not own more than an aggregate of five percent of the stock of such corporation.

4.  Compensation.

(a)  Annual Base Salary.  During the Term, the Executive shall receive a base salary at the rate of US$300,000 per annum (the “Annual Base Salary”), which shall be paid initially in semi-monthly installments and at all times in frequency consistant with other employees of Company as determined from time to time by Company commencing on the signing of this Agreement and continuing through the Term.  Executive agrees that the semi-monthly payments hereunder shall be reduced for the first year (24 payments) to US$5,000.00, which difference between the Annual Base Salary and the reduced salary shall not be accrued and is not payable in the future. The Executive shall be eligible for periodic salary increases, but not decreases, as determined in the sole discretion of the Executive Compensation Committee of the Board (the “Committee”).  Unless increased by the Committee in its sole discretion, the Annual Base Salary shall apply for each year during the Term.  Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.  The Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

(b)  Performance Bonuses. Executive shall be paid bonuses as set forth in Exhibit A hereto.

(c)  Benefits.  During the Term, the Executive (i) shall be entitled to participate in all employee benefit plans which any senior executive management officer of the Company is entitled to participate in (subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans, programs and arrangements) and shall not be entitled to a lesser grant of rights which any other employee of the Company receives under any such employee benefit plans; (ii) shall receive and participate in all profit sharing, incentive compensation, 401K plans and pension benefits and  executive retirement and supplemental benefits (collectively, “Pension Benefits”) which are  available to any other senior executive management officer of the Company; and (iii) shall receive health insurance programs, executive medical and dental benefits, life insurance, disability plans, accidental death and dismemberment benefits plus such other benefits which are available to the senior executive management of the Company (collectively, “Welfare Benefits”) which are generally available to other senior executives officers of the Company.

(d)  Vacation.  During the Term, the Executive shall be entitled to 4 weeks of paid vacation per year. Up to 4 weeks of unused vacation may be carried over to the next subsequent calendar year.

(e)  Insurance; Indemnification.  During the Term and thereafter while the Executive could have any liability, the Executive shall be named as an insured party in any liability insurance policy (including any director and officer liability policy and errors and omissions policy) maintained by the Company for its directors and/or senior executive officers.

5. Termination of Employment.

(a)  Death or Disability.  The Executive’s employment shall terminate upon the death of the Executive during the Term; provided, however, his estate shall be entitled to receive the bonuses set forth in Sections 4(b) and 4(c) for a period of one year after his death.  If it is determined that the Disability of the Executive has occurred during the Term (pursuant to the definition of Disability set forth below), the Company may give to the Executive written notice in accordance with Section 14(c) of this Agreement of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have resumed performance of any of his duties.  Prior to the Disability Effective Date, the Executive shall continue to be treated as if fully and actively employed by the Company for purposes of this Agreement, and without respect to whether or not the Executive is or is not determined to be Disabled.  For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Executive or spouse of the Executive and reasonably acceptable to the Company.

(b)  By the Company.

(i)  For Cause.  The Company may terminate the Executive’s employment during the Term for Cause.  For purposes of this Agreement, “Cause” shall mean:

(1)  the Executive’s conviction of, or plea of nolo contendere to, any felony (other than vicarious liability which results solely from Executive’s position, provided that Executive did not know, or should not have known, of any act or failure to act upon which such conviction or plea is based, or knew, but acted on the advice of counsel);

(2)  the Executive’s willful misconduct with regard to the Company having a material and demonstrable adverse effect on the financial condition of the Company and its subsidiaries, as a whole; provided that the Executive is given the opportunity to cure the same within 30 days after receipt of a detailed notice setting forth the particulars of the acts and how they materially and adversely effect the Company and its subsidiaries and further subject to the text following sub clause (3);

(3)  the Executive’s failure to attempt to adhere to, or take affirmative steps to carry out, any legal, lawful and proper directive of the Board, after receipt of written notice from the Board and a reasonable opportunity to cure such non-adherence or failure to act.

The termination of Executive’s employment under 5(b)(2) and 5(b)(3) above shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (2) or (3) above, and specifying the particulars thereof in detail.  For purposes of this Agreement, no act, or failure to act, on Executive’s part shall be considered willful unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s act or failure to act was in the Company’s best interests.  Any act, or failure to act, based upon authority granted pursuant to a duly adopted Board resolution or advice of counsel shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the Company’s best interests.

(c)  By the Executive.

(i)  Without Good Reason.  The Executive may terminate employment under this Agreement by giving Notice of Termination to the Company in accordance with Section 14(c) of this Agreement no less than 2 months prior to such termination, unless such termination is pursuant to Section (5)(c)(ii) below, or the Company elects to waive or reduce such notice requirement. In the event Executive ceases to be an employee of Blue Earth under this provision within three years of the Effective Date, Executive shall forfeit 25%/year (up to 75% of the total) of the Acquisition Shares that he received as part of the acquisition of IPS and/or GREG.

(ii)  With Good Reason.  The Executive’s employment may be terminated by the Executive for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean any of the following reasons unless Executive has consented to waive the provision:

(1)  except as contemplated in Section 3 of this Agreement, any diminution in the Executive’s title or position or material diminution in authority, duties or responsibilities as set forth herein;

(2)  the assignment of any duties or responsibilities to the Executive that are not commensurate with the Executive’s title, authority or position as set forth herein;

(3) a decrease in Annual Base Salary or Employee Benefits;

(4)  any material diminution of benefits described in Sections 4(b), (c), (d) (e), or (f) of this Agreement;

(5)  any material breach of this Agreement by the Company after written notice from the Executive and a reasonable opportunity for the Company to cure such breach; or

(6)  relocation of the Executive from his current location of domicile.

For purposes of this Section 5(c)(ii), any good faith determination of “Good Reason” made by the Executive following a Change of Control shall be conclusive.

(d)  Notice of Termination.  Any termination by the Company for Cause, or by the Executive, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(c) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice).  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e)  Date of Termination.  “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Executive without Good Reason, the Date of Termination shall be 2 months after the date on which the Executive notifies the Company of such termination (or such earlier date if approved by the Company), respectively, (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

6.  Obligations of the Company upon Termination

(a)  Good Reason.  If, during the Term, the Executive shall terminate employment for Good Reason:

(i)  the Company shall pay to or for the Executive, on the same dates he would have received the same if employment was not so terminated,  amounts equal to : (1) the Executive’s Annual Base Salary for a one year period from the date of termination; and (2)  any bonus earned during prior fiscal years but not yet paid to Executive and bonus payments for each year until the original Expiration Date or the Extended Period (if this Agreement was extended pursuant to Section 1 hereto); (3) all benefits set forth in Section 4, inclusive of, but not limited to Pension Benefits, Welfare Benefits and Other Benefits; and (4) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts and benefits described in clauses (l), (2), (3) and (4) shall be hereinafter referred to as the “Accrued Obligations”);

(ii)  the Company shall treat the Executive as a “retiree” with respect to treatment of his outstanding stock options, as well as with respect to participation in all employee benefit plans;

(iii)  to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such, other amounts and benefits shall be hereinafter referred to as the “Other Benefits”);

(iv)  to the extent not already vested, all outstanding rights  for stock, warrants, or other equity ownership interests in Company and Blue Earth, such rights shall vest upon the Date of Termination.

(b)  Death.  If the Executive’s employment is terminated by reason of the Executive’s death during the Term, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of (1) the Executive’s Annual Base Salary; (2) any bonus earned during prior fiscal years but not yet paid to Executive and any bonus payments until the first year anniversary of the Date of Termination; and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay Accrued Obligations and the timely payment or provision of Other Benefits.  The payment obligations described in this Subparagraph (c) shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

(c) Disability.  If the Executive’s employment is terminated by reason of the Executive’s Disability during the Term, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.  Accrued Obligations shall be paid to the Executive on the same dates as if employment was not terminated by reason of Disability. The Welfare Benefits shall continue through the Welfare Protection Period (as defined below).

(d)  Other than for Good Reason. If Executive voluntarily terminates employment during the Term (excluding a termination for Good Reason), this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of (1) the unpaid Executive’s Annual Base Salary; (2) any bonus earned during prior fiscal years but not yet paid to Executive; (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, Accrued Obligations and the timely payment or provision of Other Benefits; and (4) Welfare Benefits for the Executive and his family for a period of two years after the Date of Termination (the “Welfare Period”). The payment obligations described in this Subparagraph (d) shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

(e) Cause: Other than for Good Reason.  If the Executive’s employment shall be terminated for Cause during the Term, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) his Annual Base Salary through the Date of Termination, (ii) the amount of any compensation previously deferred by the Executive, and (iii) Other Benefits, in each case to the extent theretofore unpaid.

7.  Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

8.  Entire Agreement.  This Agreement and other documents executed concurrently herewith or referred to herein contain the sole and entire agreement and understanding of the parties and supersedes all prior oral understandings or agreements with respect to the subject matters contained herein.

9.  Confidentiality; Nondisparagement.

(a)  While employed by the Company and for a period of one year thereafter, the Executive shall not, without the prior written consent of the Company, disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by the Executive to keep such information confidential) or make use of any Confidential Information (as defined below) except in the performance of his duties hereunder, or when required to do so by legal process by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) or judicial authority or law that require him to divulge, disclose or make accessible such Confidential Information.  In the event that the Executive is so ordered, he shall give prompt written notice to the Company to allow the Company the opportunity to promptly object to or otherwise resist such order, provided, however, the Executive may disclose such Confidential Information if the failure to disclose would result in a penalty or assessment against him.

(b)  “Confidential Information” shall mean all information concerning the business of the Company or any Subsidiary (as defined below) relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies.  Excluded from the definition of Confidential Information is information (i) that is or becomes part of the public domain, other than through the breach of this Agreement by the Executive or (ii) regarding the Company’s business or industry properly acquired by the Executive in the course of his career as an executive in the Company’s industry and independent of the Executive’s employment by the Company.  For this purpose, information known or available generally within the trade or industry of the Company or any Subsidiary shall be deemed to be known or available to the public.

(c)  “Subsidiary” shall mean any corporation controlled directly or indirectly by the Company, as control is defined in Rule 405 of the Securities Act of 1933, as amended.

(d)  While employed by the Company and thereafter, the Executive agrees that he will not make public statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action (except as Executive reasonably believes is necessary in the course of performing his duties) which may, directly or indirectly, disparage the Company or any Subsidiary or their respective officers, directors, employees, advisors, businesses or reputations.  The Company agrees that, while the Executive is employed by the Company and thereafter, the Company will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Executive or his business or reputation.  Notwithstanding the foregoing, nothing in this Agreement shall preclude either the Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

10.  Non-competition and Non-solicitation.

(a)  While employed by the Company and for a period of one year thereafter (the “Restricted Period”), the Executive shall not engage in Competition with the Company or any Subsidiary.  “Competition” shall mean engaging in any activity, except as provided below, for a Competitor of the Company or any Subsidiary, whether as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than five percent shareholder of a publicly traded company) or otherwise (together “Employment”).  A “Competitor” shall mean any corporation or other entity which derives at least 35% or more of its revenues from the conduct of business which competes, directly or indirectly, with the business conducted by the Company, as determined on the Date of Termination of the Executive’s employment unless the Executive does not oversee or manage activities of such entity which are competitive with activities of the Company or Subsidiary.  If the Executive commences Employment with any entity that is not a Competitor at the time the Executive initially becomes employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity, future activities of such entity shall not result in a violation of this provision unless (i) such activities were contemplated by the Executive at the time the Executive initially commenced Employment or (ii) the Executive commences  overseeing or managing the activities of an entity which becomes a Competitor during the Restricted Period, which activities are competitive with the activities of the Company or Subsidiary.  In addition, the Executive may be employed by, or otherwise associated with, non-competing portions of the competing entity so long as he does not oversee, manage or contribute to the competing activities of the Competitor.  The Executive shall not be deemed to be overseeing, managing or contributing to the Competitor’s activities which are competitive with the activities of the Company or Subsidiary so long as he does not regularly participate in any discussions with regard to the conduct of, or take any act intended to facilitate the success of, the competing business.

(b)  Notwithstanding the foregoing Section 10(a), in the event that during the Restricted Period the Executive desires to accept Employment with a Competitor which, in the Executive’s reasonable judgment, competes with an insignificant portion of the business conducted by the Company or Subsidiary, the Executive shall have the right, prior to accepting such Employment, to submit a written request to the Company for a limited waiver of the Company’s right to enforce the provisions of this Section 10; for which the Company shall not unreasonably withhold it’s consent to the limited waiver.  If the Company determines, in its good faith reasonable judgment, that the Executive’s proposed Employment with the Competitor would not result in more than an insignificant level of competition with the business conducted by the Company or Subsidiary at either the time such request is made or in the then foreseeable future, the Company shall grant the Executive the requested waiver.

(c)  During the Restricted Period, the Executive shall not induce employees of the Company or any Subsidiary to terminate their employment, nor shall the Executive solicit or encourage any corporation or other entity in a joint venture relationship, directly or indirectly, with the Company or any Subsidiary, to terminate or diminish their relationship with the Company or any Subsidiary or to violate any agreement with any of them.  During such period, the Executive shall not hire, either directly or through any employee, agent or representative, any employee of the Company or any Subsidiary or any person who was employed by the Company or any Subsidiary within 90 days of such hiring.

(d)  The Executive’s compliance with the non-competition and non-solicitation provisions of this Section 10 shall be deemed compliant with any other non-competition or non-solicitation provision agreed to between the Executive and the Company, including but not limited to any stock option or equity grants.

11. Successors.  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(a) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b) The Company will require any successor to all or substantially all of the business (whether direct or indirect, by purchase of ownership interests, merger, consolidation or otherwise and/or purchase of assets of the Company) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12. Full Settlement: No Mitigation: No Offset.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In the event of any termination of employment, the Executive shall be under no obligation to seek other employment, and amounts due the Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment that he may maintain other than substantially comparable Welfare Benefits provided by a new employer.

13. Remedies.  If the Executive materially breaches any of the provisions contained in Sections 9 or 10 above, the Company shall have the right to immediately seek injunctive relief.  The Executive acknowledges that such a breach of Sections 9 or 10 would cause irreparable injury and that money damages would not provide an adequate remedy for the Company; provided, however, the foregoing shall not prevent the Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Sections 9 or 10 has occurred.

14. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without reference to principles of conflict of laws.  Any disputes with respect to the interpretation of this Agreement or the rights and obligations of the parties hereto shall be exclusively brought in any federal or state court of competent jurisdiction located in the City of Las Vegas, State of Nevada. Each of the parties waives any right to object to the jurisdiction or venue of such courts or to claim that such courts are an inconvenient forum.

(b) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by courier or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

If to the Executive:

Brett Woodard 870 Pinion Circle Heber City, UT 84032

If to the Company:

Blue Earth, Inc. 2298 Horizon Ridge Parkway, Suite 205 Henderson, NV 89052

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(ii)(1) through (6) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)  Compliance with Code Section 409A and Other Applicable Provisions of the Internal Revenue Code.

(i)  It is intended that (1) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Internal Revenue Code (“Code”) Section 409A, and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay).  Notwithstanding anything to the contrary herein, if the Company determines (1) that on the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or at such other time that the Company determines to be relevant, Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, and (2) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Code Section 409A(a)(1)(B) or any other taxes or penalties imposed under Code Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Executive’s death.  Any payments delayed pursuant to this Section 14(f)(i) shall be made in a lump sum on the first day of the seventh month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Executive’s death.  It is intended that Agreement shall comply with the provisions of Code Section 409A and the Treasury Regulations relating thereto so as not to subject Executive to the payment of additional taxes and interest under Code Section 409A. In furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions.  For the avoidance of doubt, all payments required to be paid hereunder shall be paid to Executive pursuant to the terms of this Agreement even if such payment fails to comply with the provisions of Code Section 409A.

(ii)  In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Code Section 409A, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.

(iii)  Notwithstanding anything herein to the contrary, a termination of Executive’s employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A (and Treasury Regulation 1.409A-1(h)) (which, by definition, includes a separation from any other entity that would be deemed a single employer together with the Company for this purpose under Code Section 409A (and Treasury Regulation 1.409A-1(h)), and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “termination date,” or similar terms shall mean “separation from service.”

(iv)  For the avoidance of doubt, the Company shall pay any amounts that are due under this Agreement following Executive’s termination of employment, death, Disability or other event within the periods of time that are specified in this Agreement, provided, however, that the Company, in its sole and absolute discretion, shall determine the date or dates on which any such payment shall be made during such specified period.

(v)  By accepting this Agreement, Executive hereby agrees and acknowledges that neither the Company nor its Subsidiaries make any representations with respect to the application of Code Section 409A to any tax, economic or legal consequences of any payments payable to Executive hereunder.  Further, by the acceptance of this Agreement, Executive acknowledges that (i) Executive has obtained independent tax advice regarding the application of Code Section 409A to the payments due to Executive hereunder, (ii) Executive retains full responsibility for the potential application of Code Section 409A to the tax and legal consequences of payments payable to Executive hereunder and (iii) the Company shall not indemnify or otherwise compensate Executive for any violation of Code Section 409A that my occur in connection with this Agreement.  The Parties agree to cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Code Section 409A.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

Blue Earth, Inc. By: /s/ Johnny R. Thomas Name: Johnny R. Thomas Title: CEO

Executive Name /s/ Brett Woodard Brett Woodard

Position Description: Chief Financial Officer (CFO)

The CFO has direct responsibility to oversee the financial functions and activities of the company.  Responsibilities also include strategic planning short and long term budgets for company divisions along with the analysis and integration of future acquisitions and divestitures.  CFO has primary control over treasury and accounting practices ensuring that the company will be in compliance with state, federal, SEC, and bank requirements.

Reports to: President and Chairman of the Board of Directors and dotted line to the CEO.

Board Interaction: Reports to Board of Directors the following

1) Operational financial activities of the company.

2) Future strategic financial activities that would include potential acquisitions and divestitures.

3) Coordinates and creates overall corporate budget. (Includes roll-ups from division budgets).

4) SEC compliance reporting.

5) Bank compliance reporting.

6) Actively participates in board room strategic discussions.

Specific Responsibilities:

1) Oversee corporate accounting policies and practices – this includes oversight of local division accounting groups.

2) Establish and maintain corporate credit policies and delegation of authorities.

3) Capital fund raising: initiation, structuring, support, and implementation.

4) Oversee all banking relationships.

5) Oversee Human Resources (HR) that includes:

a. Develop and maintain a corporate HR handbook.

b. Oversee corporate HR benefit structure: Medical, Dental, 401k, ESOP, etc.

6) Oversee financial analysis of acquisition, merger, and divestiture activities.

7) Contract negotiation and administration.

8) Maintains interface with and administers external legal resources.

9) Responsible to carry out special projects as assigned by board.

EXHIBIT A

BONUSES

(i)

Executive shall be paid a bonus of $180,000 on December 31, 2014, contingent on at least four CHP projects currently planned by the company reaching Commercial Operation Date on or before that date. In addition, at the end of each of the fiscal years of the Company ending during the five year term of the initial employment, the Executive shall receive a cash bonus equal to 7% of the net pre-tax profits generated by IPS CHP Business Unit above the following:

a.

2014: $3,095,333

b.

2015: $9,313,408

c.

2016: $10,610,293

d.

2017: $11,021,005

e.

2018: $11,442,648

The calculation of such bonus shall be made assuming straight line depreciation of capital assets over 20 years and the calculation shall be made within 60 days of the end of each year. The bonus shall be paid within 90 days after the end of each year. The Executive has the right to convert the whole or part of the bonus into shares of common stock of the Company at a conversion price equal to 100% of the Market Price per share (Market Price is the ten day average closing price for the ten trading days immediately preceding the bonus due date).

(ii)

The Company shall issue 1,200,000 Warrants to the Executive concurrently with this Agreement which shall vest, provided the Executive is still employed by the Company (or within one year after Executive's termination by reason of Executive's death), as follows:

a.

80,000 warrants vest when each project of gross generator capacity of at least 8MW commences power production up to an aggregate of 56MW.

b.

25,000 warrants vest when each additional project or other power plant commences producing power, provided that the additional power plant shall produce at least 8MW. Smaller additional power plants and power plants with less than 8MW commence power production prior to the commencement of power production for the initial power plants referred to in subparagraph (a) above will result in prorated vesting of the 25,000 warrants up to an aggregate of 640,000 warrants.

(iii)

At the end of each of the fiscal years of the Company, the Executive shall receive a cash bonus equal to 20% of the net pre-tax profits generated by IPS Power Engineering (which shall be accounted for as a separate wholly-owned subsidiary of Blue Earth). IPS revenue portion for this bonus calculation shall be for EPCM, engineering, project management, project development and half of O&M activities, while other revenue streams such as EPC shall be excluded. The Parties agree for calculation purposes, (1) EPCM and engineering revenues shall be calculated by multiplying the percentage used in calculating “Engineering Costs” in the Project Cost Breakdown for each project less 400BP and multiplying the result by the total project cost; (2) Project management revenues shall be equal to the project management line item in the Project Cost Breakdown; (3) project development revenue shall be equal to 50% of the Development Fee line item in the Project Cost Breakdown; (4) O&M Revenues shall be equal to 50% of the O&M line item in the project pro-forma; (5) all direct costs associated with EPCM (specifically excluding all costs associated with EPC), engineering, project management and project development costs including all direct labor costs associated therewith shall be charged to the IPS business unit; (6) 50% of the O&M direct costs and 50% of the direct labor associated with O&M shall be charged to the IPS business unit; and (7) the IPS business unit shall be fully burdened with overhead costs applied in a manner consistent with the method used to apply overhead to all other Blue Earth business units. Provisional calculation of this bonus shall be made within 60 days of the end of each calendar quarter and 50% of the quarterly bonus shall be paid within 90 days after the end of each quarter. Final calculation of this bonus shall be made within 60 days of the end of each calendar year and any amount not paid in the quarterly provisional payments shall be paid within 90 days after the end of each year. Obligation for these payments shall continue for such time as Executive is an employee of Company unless Executive is terminated by Company under section 5(b) of this Agreement (excluding terminations under 5(b)(i) of this Agreement) and shall apply to the Initial Term of this Agreement only.